Exhibit 4.45

This document is a translation of the original text in Chinese

AMENDED AND RESTATED EXCLUSIVE EQUITY PURCHASE AND TRANSFER OPTION AGREEMENT

This Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement (this “Agreement”) is entered into among the following parties in Beijing, PRC on December 31, 2015:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal Address: 3/F., Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B: Zhan Wang

Address:

Party C: Beijing Baidu Netcom Science and Technology Co., Ltd.

Registered Address: 2/F., Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

In this Agreement, Party A, Party B and Party C are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS:

1. Party A, is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”), which has technology expertise and practical experience in computer software development and design, and also has rich experience and expertise in information technology and service;

2. Party C, a liability limited company incorporated in the PRC, is licensed by is licensed by Beijing Communications Administration to carry out the business of value-added telecommunication services such as Internet information services;

3. Party B is the shareholder of Party C. Party B has ownership of 0.5% of the equity interest in Party C (the “Equity Interest”);

4. Party A and Party B entered into an amended and restated loan agreement (the “Loan Agreement”) on December 31, 2015;

5. Party A and Party C entered into a number of agreements including an exclusive technology consulting and services agreement (the “Services Agreement”) on March 22, 2005;

6. Party A and Party B entered into an amended and restated equity pledge agreement (the “Equity Pledge Agreement”) on December 31, 2015; and

7. Each of Parties has entered into a number of exclusive equity purchase option agreements set forth in Schedule I attached hereto with the parties thereto (collectively, the “Original Exclusive Equity Purchase Option Agreements”). The Parties hereby agree to enter into this Agreement to amend and restate the Original Equity Purchase Option Agreements and this Agreement will replace and substitute the Original Equity Purchase Option Agreements as of the date of its effectiveness.

NOW, THEREFORE, the Parties upon negotiation hereby agree as follows:

1. Purchase and Sale of Equity Interest

1.1 Granting of Rights

Party B (hereafter, the “Transferor”) hereby irrevocably grants to Party A an option to purchase or cause any one or more designated persons (“Designated Persons”) to purchase, to the extent permitted under PRC law, according to the steps determined by Party A, at the price specified in Article 1.3 of this Agreement, and at any time from the Transferor, a portion of, or all of, the equity interests held by the Transferor in Party C (the “Option”). No Option shall be granted to any third party other than Party A and/or the Designated Persons. Party C hereby agrees to the granting of the Option by Party B to Party A and/or the Designated Persons. For purpose of this Section 1.1 and this Agreement, “person” means an individual person, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.2 Exercise Steps

Subject to PRC law and regulations, Party A and/or the Designated Persons may exercise the Option by issuing a written notice (the “Notice”) to the Transferor, specifying the equity interest to be purchased from the Transferor (the “Purchased Equity Interest”) and the manner of such purchase.

1.3 Purchase Price

1.3.1 If Party A exercises the Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the actual paid-in capital paid by the Transferor for the Purchased Equity Interest, unless then applicable PRC laws and regulations require appraisal of the Purchased Equity Interest or stipulate other restrictions on the Purchase price.

1.3.2 If the applicable PRC laws require appraisal of the Purchased Equity Interest or stipulate other restrictions on the Purchase Price at the time that Party A exercises the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under applicable law.

1.4 Transfer of the Purchased Equity Interest

At each exercise of the Option:

1.4.1 The Transferor shall, in accordance the terms and conditions of this Agreement and the Notice in connection with the Purchased Equity Interest, enter into an equity transfer agreement with Party A and/or the Designated Persons (as applicable) for each transfer in form satisfactory to Party A;

1.4.2 The Transferor shall execute all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Persons free of any security interest, and cause Party A and/or the Designated Persons to be the registered owner(s) of the Purchased Equity Interest. For purpose of this Section 1.4.2 and this Agreement, “Security Interest” means guaranty, mortgage, pledge, third-party right or interest, any share option, right of acquisition, right of first refusal, right of set-off, ownership, detainment or other security arrangements. However, it does not include any security interest arising under the Equity Pledge Agreement.

1.5 Payment

The manner of payment of the Purchase Price shall be determined through negotiations between Party A and/or the Designated Persons and the Transferor according to the applicable laws at the time of the exercise of the Option. The Parties hereby agree that, subject to applicable laws, Transferor shall repay to Party A any amount that is paid by Party A and/or the Designated Persons to the Transferor in connection with the Purchased Equity Interest (excluding the tax fees and other fees incurred by the proposed transaction according to transfer agreements paid by the Transferor).

2. Covenants Relating to the Equity Interest

2.1 Covenants Relating to Party C

Party B and Party C hereby covenant, in relation to Party C:

2.1.1 Not to supplement, amend or modify Party C’s articles of association in any way, or to increase or decrease its registered capital, or to change its registered capital structure in any way without Party A’s prior written consent;

2.1.2 To maintain the corporate existence of Party C and operate its business and deal with matters prudently and effectively according to good financial and business rules and practices;

2.1.3 Not to sell, transfer, mortgage or otherwise dispose of, or permit any other security interest to be created on, any of Party C’s assets, business or legal or beneficial interests in its revenue at any time after the signing of this Agreement without Party A’s prior written consent;

2.1.4 Not to create, succeed to, guarantee or permit any liability, without Party A’s prior written consent, except (i) liabilities arising from the normal course of business, but not arising from loans; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

2.1.5 To operate persistently all the business in the normal course of business to maintain the value of Party C’s assets, and not to commit any act or omission that would affect its operations and asset value;

2.1.6 Without prior written consent by Party A, not to enter into any material agreement, other than agreements entered into in Party C’s normal course of business (for purpose of this paragraph, an agreement will be deemed material if its value exceeds RMB500,000);

2.1.7 Not to provide loans or credit to any person without Party A’s prior written consent;

2.1.8 To provide all information relating to Party C’s operations and financial conditions upon the request of Party A;

2.1.9 To purchase and maintain insurance from insurance companies accepted by Party A. The amount and category of the insurance shall the same as those of the insurance normally procured by companies engaged in similar businesses and possessing similar properties or assets in the area where Party C is located;

2.1.10 Not to merge or consolidate with, or acquire or invest in, any person without Party A’s prior written consent;

2.1.11 To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning Party C’s assets, business or revenue;

2.1.12 To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party C to maintain the ownership over all its assets;

2.1.13 Not to distribute dividends to Party C’s shareholders in any way without Party A’s prior written consent. However, Party C shall promptly distribute all or part of its distributable profits to its shareholders upon Party A’s request;

2.1.14 At the request of Party A, to appoint persons nominated by Party A to be the directors of Party C;

2.2 Covenants Relating to the Transferor

Party B hereby covenants:

2.2.1 Not to sell, transfer, mortgage or otherwise dispose of, or allow any other security interest to be created on, the legal or beneficial interest in the Equity Interest at any time after the signing of this Agreement without Party A’s prior written consent, other than the pledge created on Party B’s Equity Interest in accordance with the Equity Pledge Agreement;

2.2.2 Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party C’s shareholders’ meetings to approve the sale, transfer, mortgage or disposition in any other manner of, or the creation of any other security interest on, any legal or beneficial interest in the Equity Interest, except to or for the benefit of Party A or its designated persons;

2.2.3 Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party C’s shareholders’ meetings to approve Party C’s merger or consolidation with, acquisition of or investment in, any person;

2.2.4 To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning the Equity Interest owned by it;

2.2.5 To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order to maintain his ownership over the Equity Interest;

2.2.6 At the request of Party A, to appoint persons nominated by Party A to be the directors of Party C;

2.2.7 At any time, upon the request of Party A, to transfer its Equity Interest immediately and unconditionally to the representative designated by Party A, and waive its preemptive right with respect to the transfer of equity interest by the other shareholder of Party C;

2.2.8 To fully comply with the provisions of this Agreement and the other agreements entered into jointly or respectively by and among the Transferor, Party C and Party A, perform all obligations under these agreements and not commit any act or omission that would affect the validity and enforceability of these agreements; and

2.2.9 To transfer all dividends and any other form of profit allocated by Party C to Party A.

2.3 Covenants Relating to Party A

Party A hereby covenants:

2.3.1 If Party C needs any loan or other capital support in its business, under acceptable and reasonable scope, Party A shall provide capital support;

2.3.2 If Party C cannot repay the loan from Party A as loss incurred and has sufficient evidence to prove, Party A agrees that it shall give up the rights of requiring Party C to repay the loan.

3. Representations and Warranties

As of the execution date of this Agreement and every transfer date, each of the Transferor and Party C hereby represents and warrants to Party A as follows:

3.1 It has the power and authority to execute and deliver this Agreement, and any equity transfer agreement (“Transfer Agreement”) to which it is party for each transfer of the Purchased Equity under this Agreement and to perform its obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and any Transfer Agreement to which it is party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2 The execution, delivery and performance of this Agreement or any Transfer Agreement by it will not: (i) violate any relevant PRC laws and regulations; (ii) conflict with its articles of association or other organizational documents; (iii) violate or constitute a default under any contract or instrument to which it is party or that binds upon it; (iv) violate any condition for the grant and/or continued effectiveness of any permit or approval granted to it; or (v) cause any permit or approval granted to it to be suspended, cancelled or attached with additional conditions;

3.3 Party C has good and marketable ownership interest in all of its assets and has not created any security interest on the said assets;

3.4 Party C has no outstanding liabilities, except (i) liabilities arising in its normal course of business; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

3.5 There are currently no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Equity Interest, Party C’s assets or Party C; and

3.6 The Transferor has good and marketable ownership interest in the Equity Interest and has not created any security interest on such Equity Interest, other than the security interest pursuant to the Equity Pledge Agreement.

4. Assignment of Agreement

4.1 Party B and Party C shall not assign their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

4.2 Party B and Party C hereby agree that Party A may assign all its rights and obligation under this Agreement to a third party without the consent of Party B and Party C, but such assignment shall be notified in writing to Party B and Party C.

5. Effective Date and Term

5.1 This Agreement shall be effective as of the date first set forth above.

5.2 The term of this Agreement shall be ten (10) years unless it is early terminated under this Agreement or any other agreement separately agreed upon by the Parties. Party B and Party C hereby confirm that this Agreement may be extended by Party A in writing prior to its expiry without consent from Party B and Party C. The term to be extended shall be subject to agreement of the Parties.

5.3 If the duration of operation (including any extension thereof) of Party A or Party C is expired or terminated for other reasons within the term set forth in Article 5.2, this Agreement shall be terminated simultaneously, except in the situation where Party A has assigned its rights and obligations in accordance with Article 4.2 hereof.

6. Applicable Law and Dispute Resolution

6.1 Applicable Law

The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

6.2 Dispute Resolution

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

7. Taxes and Expenses

Every Party shall, in accordance with PRC laws, bear any and all transfer and registration taxes, expenses and charges incurred by or levied on it with respect to the preparation and execution of this Agreement and each Transfer Agreement and the consummation of the transactions contemplated under this Agreement and each Transfer Agreement.

8. Notices

Any notice or other communication forms which is given by the parties hereto shall be in Chinese and delivered personally to the addresses listed as below or the addresses designated by the Parties. The notice time which is deemed as the time when the notice actually reaches the addressee follows: (a) the notice time of the notice delivered personally shall be the day when the person conducts the delivery; (b) the notice time of the notice delivered as mail shall be the tenth (10th) day following the mailing date of the registered mail by air (marked by seal) or shall be the fourth (4th) day following the day handing to internally recognized delivery services organizations; and (c) the notice time of the notice delivered by facsimile shall be the acceptance time on the delivery confirmation.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Address: Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Facsimile: 5992-7435

Telephone: 5992-8888

Party B: Zhan Wang

Address:

Facsimile:

Telephone:

Party C: Beijing Baidu Netcom Science and Technology Co., Ltd.

Address: 2/F, Baidu Building B, No. 10 Shangdi 10th Street, Haidian District, Beijing

Facsimile: 5992-7435

Telephone: 5992-8888

9. Confidentiality

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

9.1 Materials that are or will become known by the public (through no fault of the receiving party);

9.2 Materials required to be disclosed by the applicable laws or rules of the stock exchange;

9.3 Materials disclosed by each Party to its legal or financial advisors relating the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions similar to this article.

The disclosure of information by the staff or consultants of any party shall be deemed as disclosure by the party itself. This Section 9 shall survive any invalidity, termination, expiration or unenforceability of this Agreement.

10. Further Assurances

The Parties agree to promptly execute documents and take further actions that are reasonably required for, or beneficial to, the purpose of performing the provisions and carrying out the intent of this Agreement.

11. Miscellaneous

11.1 Amendment, Modification or Supplement

Any amendment or supplement to this Agreement shall be made by the Parties in writing. The amendments or supplements duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.2 Entire Agreement

Notwithstanding Article 5 of this Agreement, the Parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreement of the Parties with respect to the subject matters hereof and shall supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

11.3 Severability

If any provision of this Agreement is judged to be invalid, illegal or unenforceable in any respect according to any applicable law or regulation, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through good-faith negotiations, replace those invalid, illegal or unenforceable provisions with valid provisions that may bring about economic effects as similar as possible to those from such invalid, illegal or unenforceable provisions.

11.4 Headings

The headings contained in this Agreement are for the convenience of reference only and shall not be used for the interpretation or explanation or otherwise affect the meaning of the provisions of this Agreement.

11.5 Language and counterparts

This Agreement is executed in Chinese in three originals; each Party holds one original and each original has the same legal effect.

11.6 Successor

This Agreement shall bind upon and inure to the benefit of the successors and permitted assigns of each Party.

11.7 Survival

Any obligation arising from or becoming due under this Agreement before its expiration or premature termination shall survive such expiration or premature termination. Articles 6, 8 and 9 and this Article 11.7 shall survive the termination of this Agreement.

11.8 Waiver

Any Party may waive the terms and conditions of this Agreement by a written instrument signed by the Parties. Any waiver by a Party to a breach by the other Parties in a specific situation shall not be construed as a waiver to any similar breach by the other Parties in other situations.

[No text below]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by himself/herself, its legal representative or its duly authorized representative as of the date first written above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal Representative/Authorized Representative:	/s/ Zhan Wang

Seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Zhan Wang

Signature:	/s/ Zhan Wang

Party C: Beijing Baidu Netcom Science and Technology Co., Ltd.

Legal Representative/Authorized Representative:	/s/ Zhixiang Liang

Seal: /s/ Beijing Baidu Netcom Science and Technology Co., Ltd.

Original Exclusive Equity Purchase Option Agreements

Serial number	Name	Parties	Date
1	Amended and Restated Exclusive Equity Purchase Option Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. Beijing Baidu Netcom Science and Technology Co., Ltd. Yanhong Li Yong Xu	20050322
2	Supplement to Amended and Restated Exclusive Equity Purchase Option Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. Beijing Baidu Netcom Science and Technology Co., Ltd. Yanhong Li Yong Xu	20100422
3	Amendment to the Amended and Restated Exclusive Equity Purchase Option Agreement and the Supplement thereto	Baidu Online Network Technology (Beijing) Co., Ltd. Beijing Baidu Netcom Science and Technology Co., Ltd. Yanhong Li Haoyu Shen Zhan Wang	20110826
4	Restated and Amended Exclusive Equity Purchase Option Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. Beijing Baidu Netcom Science and Technology Co., Ltd. Zhan Wang	20151130